Exhibit 99.1

QuickLogic Announces New eFPGA Contract

SAN JOSE, California, Sept. 1, 2021 /PRNewswire/ -- QuickLogic Corporation (NASDAQ: QUIK), a developer of ultra-low power multi-core voice-enabled SoCs, embedded FPGA IP, and Endpoint AI solutions, today announced that it has won a $2 million eFPGA Contract.

The revenue for the contract is expected to be recognized during the second half of fiscal 2021. The third quarter fiscal 2021 revenue guidance range and outlook for fiscal 2021 growth previously provided during the Company’s financial results conference call on August 17, 2021 is unchanged.

This new Contract is the direct result of the Company’s groundbreaking QORC (QuickLogic Open Reconfigurable Computing) initiative that it launched in June 2020. With the initiative, QuickLogic became the first programmable logic vendor to actively embrace a fully open-source suite of development tools and design methodologies for its FPGA devices and eFPGA technology. This initiative engenders the emerging trend toward open-source tooling, significantly broadens access to the company's products, and enables hardware and software developers with tools supported by both the user community and QuickLogic.

Prior to selecting QuickLogic for this project, the customer performed an extensive evaluation of programmable logic companies.

"We are honored and pleased that this customer has chosen QuickLogic as its eFPGA partner," said Brian Faith, President and CEO of QuickLogic. “Our deep domain expertise, proven track record in delivering high quality programmable logic devices, eFPGA IP and FPGA User Tools combined with our strategic QORC open-source initiatives, make QuickLogic the ideal partner. We look forward to enabling our customer’s visionary products and ambitious timelines.”

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is a fabless semiconductor company that develops low power, multi-core semiconductor platforms and Intellectual Property (IP) for Artificial Intelligence (AI), voice and sensor processing. The solutions include embedded FPGA IP (eFPGA) for hardware acceleration and pre-processing, and heterogeneous multi-core SoCs that integrate eFPGA with other processors and peripherals. The Analytics Toolkit from our recently acquired wholly owned subsidiary, SensiML Corporation, completes the end-to-end solution with accurate sensor algorithms using AI technology. The full range of platforms, software tools and eFPGA IP enables the practical and efficient adoption of AI, voice and sensor processing across mobile, wearable, hearable, consumer, industrial, edge and endpoint IoT. For more information, visit www.quicklogic.com and www.quicklogic.com/blog.

The QuickLogic logo and QuickLogic are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

Company Contact

Brian Faith

Chief Executive Officer

(408) 990-4000

ir@quicklogic.com

IR Contact

Jim Fanucchi
Darrow Associates, Inc.
(408) 404-5400
ir@quicklogic.com

CODE: QUIK-E